UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2023

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E
Austin, TX
(address of principal executive offices)
78759
(zip code)
866-432-6736
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO-WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Transition

On October 10, 2023, E2open Parent Holdings, Inc. (the “Company” or “E2open”) and Mr. Michael A. Farlekas agreed that Mr. Farlekas would depart the Company as an employee and cease serving as its Chief Executive Officer (“CEO”) and on its board of directors (the “Board”). The Board has appointed Mr. Andrew Appel as interim CEO (“Interim CEO”) and a director of the Company.

Mr. Appel, 58, has served on E2open's Advisory Board since 2022 and brings over twenty-five years of management experience and extensive expertise in business strategy and innovation for the technology industry. Mr. Appel previously served for nearly a decade as President and CEO at IRI (now Circana), the leading provider of big data, predictive analytics, and forward-looking insights solutions for consumer-packaged goods brands, retailers, and media companies. Before joining IRI, he served as Chief Revenue Officer of Accretive Health, Chief Operating Officer of Aon, and was a Senior Partner at McKinsey & Company. He serves as Lead Director on the Board of Constant Contact, is a member of the Board of Advisors for the UCLA Anderson School of Management, and currently serves on the advisory boards of multiple leading data and technology companies. He previously served on the board of IRI, Machine Vantage, and Alight, the world's leading human capital administration firm. Mr. Appel holds a bachelor’s degree in economics from the University of California, Los Angeles, and an MBA from the University of Chicago, where he was the Henry Ford II Scholar.

Mr. Appel has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described in this Form 8-K, there are no arrangements or understandings between Mr. Appel and any other persons pursuant to which he was appointed as Interim CEO or as a director of the Company.

Separation Agreement

On October 10, 2023, the Company and Mr. Farlekas entered into a Release and Non-Competition Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Farlekas’ employment with the Company ended on October 10, 2023 (the “Separation Date”).

In addition to certain other cooperation obligations, Mr. Farlekas will remain available following the Separation Date to provide certain consulting and transition services to the Company and its affiliates until December 31, 2023 (the “Consulting Period”). During the Consulting Period, Mr. Farlekas will not receive any compensation or benefits for providing such transition services, other than the severance benefits and incentive equity treatment summarized below.

Subject to Mr. Farlekas’ continued compliance with the provisions of the Separation Agreement, Mr. Farlekas will receive the severance benefits set forth in Article III of the E2open Parent Holdings, Inc. Executive Severance Plan (the “Severance Plan”), in accordance with the terms of the Severance Plan. A summary of the material terms of the Severance Plan is contained in the Company’s proxy statement for the 2023 annual meeting of stockholders (the “2023 Proxy Statement”) under the heading “Potential Payments Upon Termination or Change-in-Control,” which was filed with the U. S. Securities and Exchange Commission (the “SEC”) on May 26, 2023.

In addition, subject to Mr. Farlekas’ continued compliance with the provisions of the Separation Agreement, Mr. Farlekas’ outstanding incentive equity awards will be treated in accordance with his existing agreements governing such equity.

The Separation Agreement includes a customary release of claims by Mr. Farlekas in favor of the Company and its affiliates, as well as other customary provisions relating to confidentiality and restrictive covenants.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the complete terms of the Separation Agreement which is filed as Exhibit 10.1 to this Form 8-K. The description of the Severance Plan is qualified in its entirety by reference to the complete terms of the Executive Severance Plan, dated as of February 4,

2021, by and among E2open Parent Holdings, Inc. and the executive named therein, which was filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed on May 20, 2021.

Employment Agreement

On October 10, 2023 (the “Appointment Date”), the Board appointed Mr. Andrew Appel as Interim CEO of the Company and a director on the Board. The Company and Mr. Appel entered into a letter agreement on the Appointment Date (the “Letter Agreement”), pursuant to which Mr. Appel will serve as Interim CEO for an initial six-month term commencing on the Appointment Date (the “Initial Term”), subject to automatic monthly renewals (each, a “Renewal Term”) unless the Company or Mr. Appel provide written notice of non-extension at least 15 days before the end of the Initial Term or any Renewal Term. Either party may terminate Mr. Appel’s employment at any time; provided, that, the Company must provide 15 days’ prior notice in the event of a termination without Cause (as defined in the Letter Agreement).

While serving as Interim CEO, Mr. Appel will devote approximately 50% of his business time to the Company. The Letter Agreement provides for an aggregate base salary equal to $500,000 during the Initial Term and a monthly base salary of $83,333 after expiration of the Initial Term.

As soon as practicable following the Appointment Date, subject to Board approval, Mr. Appel will receive an initial grant of restricted shares (the “Initial Restricted Stock Grant”) under the E2open 2021 Omnibus Incentive Plan (the “Plan”) having an initial grant date value equal to approximately $685,000. Additionally, after the expiration of the Initial Term, subject to Board approval, during each Renewal Term, Mr. Appel will receive monthly grants of restricted shares (each, a “Monthly Restricted Stock Grant”) under the Plan, each having a grant date value equal to approximately $100,000. The Initial Restricted Stock Grant and each Monthly Restricted Stock Grant will be issued pursuant to an award agreement and will vest (x) in the case of the Initial Restricted Stock Grant, on the six-month anniversary of the Appointment Date, and (y) in the case of each Monthly Restricted Stock Grant, on the one-month anniversary of such Monthly Restricted Stock Grant, provided, that, the Initial Restricted Stock Grant and each Monthly Restricted Stock Grant will vest in full on the occurrence of the earlier of a Change in Control (as defined in the Plan) or termination of Mr. Appel’s employment with the Company without Cause (as defined in the Plan).

In the event Mr. Appel’s employment is terminated by the Company for any reason other than for Cause, subject to his execution and non-revocation of a general release of claims, (x) if such termination occurs prior to the expiration of the Initial Term, (A) Mr. Appel will receive an amount equal to the balance of any base salary that remains unpaid as of the date of termination that would have otherwise been payable in respect of the Initial Term and (B) any portion of the Initial Restricted Stock Grant that has been granted that remains unvested as of the date of termination will become fully vested as of the date of termination; (y) if such termination occurs during any Renewal Term, any portion of any Monthly Restricted Stock Grant that has been granted that remains unvested as of the date of termination will become fully vested as of the date of termination; and (z) if such termination occurs at any time during the term of employment, Mr. Appel will receive continued COBRA coverage until the later of (a) 12 months from date of termination or (b) December 31, 2024 (provided that such coverage will cease in the event Mr. Appel obtains employment that offers group health benefits).

During the term of employment, Mr. Appel is prohibited from commencing any engagement or otherwise providing services to any company, entity or enterprise engaged in the business of providing cloud-based, end-to-end omni-channel and supply chain management and orchestration software. The Letter Agreement also contains a perpetual confidentiality covenant.

Pursuant to the Letter Agreement, Mr. Appel agreed his board service advisory service agreements with the Company would be terminated as of the Appointment Date such that he would no longer be entitled to any cash, equity or other compensation thereunder following the Appointment Date, provided, that, any equity awards granted thereunder that were outstanding as of immediately prior to the Appointment Date would continue to vest during his term of employment or service with the Company.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the complete terms of the Letter Agreement, which is filed as Exhibit 10.2 to this Form 8-K. The description of the Plan is qualified in its entirety by reference to the complete terms of the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan, As Amended

and Restated, which was filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on April 29, 2022.

Item 7.01 Regulation FD Disclosure.

On October 10, 2023, the Company issued a press release announcing the appointment of Mr. Appel. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

Exhibit Number		Description
10.1	—	Release and Non-Competition Agreement, by and between E2open Parent Holdings, Inc. and Michael A. Farlekas, dated as of October 10, 2023
10.2	—	Letter Agreement, by and between E2open Parent Holdings, Inc. and Andrew Appel, dated as of October 10, 2023
10.3	—	Restricted Stock Agreement for Andrew Appel dated as of October 10, 2023
99.1*	—	Press Release, dated as of October 10, 2023
104	—	Cover Page Interactive Data File (formatted in Inline XBRL)

* Furnished herewith

SIGNATURE

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E2open Parent Holdings, Inc.

Date: October 10, 2023	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton
Executive Vice President and General Counsel